Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into as of the 22nd day of May, 2018 (the “Effective Date”), by and between BMR-HAMPSHIRE LLC, a Delaware limited liability company (“Landlord”), and SURFACE ONCOLOGY, INC., a Delaware corporation.

RECITALS

A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of May 13, 2016, as amended by that certain First Amendment to Lease dated as of February 28, 2017 (collectively, as the same may have been heretofore further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises from Landlord (the “Existing Premises”) in the building at 50 Hampshire Street in Cambridge, Massachusetts (the “Building”);

B. WHEREAS, Landlord desires to lease to Tenant and Tenant desires to lease from Landlord, additional premises comprising approximately 33,529 square feet of Rentable Area (the “Additional Premises”) on the seventh (7th) floor of the Building, as depicted on Exhibit A attached hereto;

C. WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2. Lease of Additional Premises. Effective on the Additional Premises Commencement Date (as hereinafter defined), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Additional Premises, including exclusive shafts, cable runs, mechanical spaces and rooftop areas, for use by Tenant solely for office use in conformity with all Applicable Laws (collectively, the “Additional Premises Permitted Use”). Tenant’s leasing of the Additional Premises shall be upon all of the same terms and conditions of Lease applicable to the Existing Premises, except to the extent inconsistent with the provisions of this Amendment. From and after the Additional Premises Commencement Date, the term “Premises,” as used in the Lease, shall be deemed to include the Additional Premises.

3. Additional Premises Rentable Area and Pro Rata Share. As of the Additional Premises Commencement Date, the chart in Section 2.2 of the Existing Lease is hereby replaced with the following:

Definition or Provision	Means the Following (As of the Additional Premises Commencement Date)

Approximate Rentable Area of Existing Premises (laboratory)	32,018 square feet

Approximate Rentable Area of Additional Premises (office)	33,529 square feet

Approximate Total Rentable Area of Premises (total)	65,547 square feet

Approximate Rentable Area of Building	202,023 square feet

Tenant’s Pro Rata Share of Building	32.45%

Approximate Rentable Area of Laboratory Building	97,757

Tenant’s Pro Rata Share of Laboratory Building	32.75%

4. Additional Premises Term. The Term of the Lease for the Additional Premises (the “Additional Premises Term”) shall commence on the Additional Premises Commencement Date and end on the date that is one hundred twenty (120) months from the Additional Premises Rent Commencement Date (hereinafter defined), subject to extension pursuant to this Lease. The Additional Premises Term, together with the Term with respect to the Existing Premises, shall be referred to collectively as the “Term.”

5. Additional Premises Tenant Improvements.

(a) The provisions of this Section 5 and the work letter attached hereto as Exhibit B (the “Work Letter”) shall apply solely to the Additional Premises. Neither this Section 5 nor the Work Letter shall apply to improvements performed in any additional premises added to the Premises at any time or from time to time after the Effective Date, whether by any options under the Lease or otherwise; or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the Term, whether by any options under the Lease or otherwise.

(b) With respect to the Additional Premises, the “Additional Premises Commencement Date” shall be the date that Landlord delivers to Tenant vacant possession of the Additional Premises. Tenant shall execute and deliver to Landlord written acknowledgement of the Additional Premises Commencement Date within ten (10) days after the occurrence of the Additional Premises Commencement Date in the form attached hereto as Exhibit C. Failure to execute and deliver such acknowledgement, however, shall not affect the Additional Premises Commencement Date or Landlord’s or Tenant’s liability under the Lease. Subject to the rights of the existing tenant, Landlord agrees to use commercially reasonable efforts to cause the

Additional Premises Commencement Date to occur on or before May 1, 2020, and in any event no earlier than January 1, 2020 and no later than August 1, 2020 (“Outside Target Additional Premises Delivery Date”). For each day after the Outside Target Additional Premises Delivery Date that the Additional Premises Commencement Date is delayed for any reason, then Tenant shall be entitled to two (2) days of abatement of Base Rent payable pursuant to Section 6(a) below for the Additional Premises for every day past the Outside Target Additional Premises Delivery Date that the Additional Premises Commencement Date is delayed.

(c) Tenant shall, at its sole cost and expense cause the work described in the Approved Plans (as defined in the Work Letter) (the “Additional Premises Tenant Improvements”) to be constructed in the Additional Premises, provided that Landlord shall provide to Tenant a tenant improvement allowance equal to One Million Five Thousand Eight Hundred Seventy and 00/100 Dollars ($1,005,870.00) (based upon Thirty and No/100 Dollars ($30.00) per square foot of Rentable Area of the Additional Premises) (the “Additional Premises TI Allowance”). The Additional Premises TI Allowance may be applied to the costs of (a) construction, (b) project review by Landlord (which fee shall (i) be equal to three percent (3%) of cost of the Additional Premises Tenant Improvements and (ii) satisfy the payment required pursuant to Section 17.10 of the Lease), (c) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Tenant, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Landlord, (d) space planning, architect, engineering and other related professional or consulting services performed by third parties hired by, but unaffiliated with, Tenant, (e) building permits and other taxes, fees, charges and levies by Governmental Authorities for permits, approvals or for inspections of the Additional Premises Tenant Improvements, and (f) costs and expenses for labor, material, equipment and fixtures, including but not limited to wiring, information technology and telecommunications systems. In no event shall the Additional Premises TI Allowance be used for (v) the cost of work that is not authorized by the Approved Plans or otherwise approved in writing by Landlord, (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs resulting from any default by Tenant of its obligations under the Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).

(d) Tenant shall have until the date that is nine (9) months after the Additional Premises Commencement Date (the “Additional Premises TI Deadline”), to submit Fund Requests (as defined in the Work Letter) to Landlord for disbursement of the unused portion of the Additional Premises TI Allowance, after which date Landlord’s obligation to fund any such costs for which Tenant has not submitted a Fund Request to Landlord shall expire. In no event shall any unused Additional Premises TI Allowance entitle Tenant to a credit against Rent payable under the Lease.

(e) Prior to entering upon the Additional Premises, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 23 of the Existing Lease, as amended by Section 12 hereof, are in effect with respect to the Additional Premises.

6. Additional Premises Rent.

(a) Tenant shall pay to Landlord as Base Rent for the Additional Premises, commencing on the date that is the earlier of: (i) Substantial Completion (as hereinafter defined) of the Additional Premises Tenant Improvements, and (ii) three (3) months after the Additional Premises Commencement Date (the “Additional Premises Rent Commencement Date”), the sums set forth in Section 6(b) of this Amendment with respect to the Additional Premises. The term “Substantial Completion” means that the Additional Premises Tenant Improvements are substantially complete in accordance with the Approved Plans, except for minor punch list items. During the Additional Premises Term, Base Rent for the Additional Premises shall be subject to an annual upward adjustment of One Dollar ($1.00) of the then-current Base Rent for the Additional Premises. The first such annual upward adjustment shall become effective commencing on the first (1st) annual anniversary of the Additional Premises Rent Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary for so long as the Lease continues in effect. Tenant shall execute and deliver to Landlord written acknowledgment of the Additional Premises Rent Commencement Date and the Additional Premises Term expiration date within ten (10) days after the occurrence of the Rent Commencement Date in substantially the form attached as Exhibit D. Failure to execute and deliver such acknowledgement, however, shall not affect the Additional Premises Rent Commencement Date or Tenant’s liability under the Lease.

(b) Initial monthly and annual installments of Base Rent for the Additional Premises shall be as follows, subject to adjustment pursuant to Section 6(a) hereof:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
Additional Premises Rent Commencement Date – One day prior to the First Anniversary of Additional Premises Rent Commencement Date	33,529	$71.00	$198,379.92	$2,380,559

(c) Tenant shall pay Tenant’s Share of Operating Expenses, the Property Management Fee and any other Additional Rent with respect to the Additional Premises commencing on the Additional Premises Commencement Date, each in accordance with the provisions of the Existing Lease.

7. Condition of Additional Premises. Tenant acknowledges that (a) it is fully familiar with the condition of the Additional Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Additional Premises Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Additional Premises for Tenant’s occupancy for the Additional Premises Term or to pay for any improvements to the Additional Premises, except as set forth herein.

8. Parking. Parking for the Additional Premises shall be as set forth in Section 13.5 of the Existing Lease, except that as of the Additional Premises Commencement Date, Tenant shall have, with respect to the Additional Premises (i.e., in addition to the number of spaces originally allowed under said Section 13.5), a non-exclusive, irrevocable license to use up to thirty-three (33) spaces, upon the terms and conditions set forth in the Existing Lease. For the avoidance of doubt, the second and third grammatical sentences in Section 13.3 shall not apply to the parking spaces for the Additional Premises.

9. Security Deposit. Tenant shall deposit an additional security deposit in the amount of Five Hundred Ninety Five Thousand One Hundred Thirty Nine and 76/100 Dollars ($595,139.76) with Landlord on or prior to the Additional Premises Commencement Date. Section 2.6 of the Existing Lease shall be deleted in its entirety and replaced with the following:

“2.6 Security Deposit: $1,595,139.76, subject to increase in accordance with the terms hereof. Of this amount, $1,198,379.92 shall be paid by Tenant as of the Effective Date, and an additional 396,759.84 shall be paid on or before the Additional Premises Commencement Date.”

10. Existing Premises Extension Term. The Term of the Lease with respect to the Existing Premises is hereby extended so as to be coterminous with the Additional Premises Term (the “Existing Term Expiration Date”). The period commencing February 9, 2027 (the “Extension Term Commencement Date”) until the Existing Term Expiration Date shall be referred to herein as the “Extension Term” with respect to the Existing Premises. Notwithstanding the foregoing, Tenant shall have the further right to extend the Term beyond the Extension Term for the entirety of the Premises (including the Additional Premises) for one (1) period of five (5) years in accordance with the terms and conditions set forth in Article 42 of the Existing Lease.

11. Extension Term Base Rent for Existing Premises. Commencing on the Extension Term Commencement Date, Base Rent for the Existing Premises shall equal One Hundred One and 77/100 Dollars ($101.77) per square foot of Rentable Area, which amount shall be increased on each annual anniversary of the Extension Term Commencement Date by three percent (3%).

12. Insurance.

(a) The last sentence of Section 23.4 of the Existing Lease is hereby deleted in its entirety and replaced with the following:

“Commercial General Liability, Commercial Automobile Liability, Umbrella Liability, and Pollution Legal Liability insurance as required above shall name Landlord, BioMed Realty, L.P., BioMed Realty LLC, BRE Edison L.P., BRE Edison Holdings L.P., BRE Edison LLP, and BRE Edison Parent L.P., and their respective officers, directors, employees, agents, general partners, members, subsidiaries, affiliates and Lenders (“Landlord Parties”) as additional insureds as respects liability arising from work or operations performed by or on behalf of Tenant and Tenant’s use or occupancy of the Premises, and ownership, maintenance or use of vehicle by or on behalf of Tenant.”

(b) During all construction by Tenant at the Premises, with respect to tenant improvements being constructed (including the Additional Premises Tenant Improvements, the Existing Premises Tenant Improvements and any Alterations), insurance required in Exhibit B-1 attached hereto must be in place.

13. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Newmark Knight Frank (“Broker”), and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

14. No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

15. Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Surface Oncology, Inc.

50 Hampshire Street

Cambridge, MA 02139

Attn: Jessica Fees

16. Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

17. Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

18. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

19. Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

20. Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as a sealed Massachusetts instrument as of the date and year first above written.

LANDLORD:

BMR-HAMPSHIRE LLC, a Delaware limited liability company

By:	/s/ Marie Lewis
Name:	Marie Lewis
Title:	Vice President, Legal

TENANT:

SURFACE ONCOLOGY, INC., a Delaware corporation

By:	/s/ Jeff Goater
Name:	Jeff Goater
Title:	CEO

EXHIBIT A

Additional Premises Plan

[See attached]

cbt

50 HAMPSHIRE STREET / PREMISES PLAN / Suite 700 - 7th Flr

EXHIBIT B

WORK LETTER

This Work Letter (this “Work Letter”) is made and entered into as of the ____ day of May, 2018, by and between BMR-HAMPSHIRE LLC, a Delaware limited liability company (“Landlord”), and SURFACE ONCOLOGY, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Second Amendment to Lease dated as of May ___, 2018 (the “Second Amendment”) (together with the original Lease dated as of May 13, 2016, as amended by that certain First Amendment to Lease dated as of February 28, 2017, collectively and as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), by and between Landlord and Tenant for the Premises located at 50 Hampshire Street, Cambridge, Massachusetts. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.

1. General Requirements.

1.1. Authorized Representatives.

(a) Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) Sal Zinno as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Work Letter or the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.

(b) Tenant designates Jessica Fees (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.

1.2. Schedule. The schedule for design and development of the Additional Premises Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the “Schedule”). Tenant shall prepare the Schedule so that it is a reasonable schedule for the completion of each of the Additional Premises Tenant Improvements. The Schedule shall clearly identify all activities requiring Landlord participation, including specific dates and time periods when Tenant’s contractor will require access to areas of the Project outside of the Premises. As soon as the Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Schedule shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord disapproves the Schedule, then Landlord shall notify Tenant in writing of its objections to such Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the Schedule. The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter.

1.3. Tenant’s Architects, Contractors and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Additional Premises Tenant Improvements shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony or may not have sufficient experience, in Landlord’s reasonable opinion, to perform work in an occupied Class “A” laboratory research building and in tenant-occupied lab areas. All Tenant contracts related to the Additional Premises Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the Additional Premises Tenant Improvements to Landlord at any time.

2. Additional Premises Tenant Improvements. All Additional Premises Tenant Improvements shall be performed by Tenant’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to any portion of the Additional Premises TI Allowance and in substantial accordance with the Approved Plans (as defined below), the Lease and this Work Letter. To the extent that the total projected cost of the Additional Premises Tenant Improvements (as projected by Landlord) exceeds the Additional Premises TI Allowance (such excess, the “Excess TI Costs”), Tenant shall pay the costs of the Additional Premises Tenant Improvements on a pari passu basis with Landlord as such costs become due, in the proportion of Excess TI Costs payable by Tenant to the Additional Premises TI Allowance payable by Landlord. If the cost of the Additional Premises Tenant Improvements (as projected by Landlord) increases over Landlord’s initial projection, then Landlord may notify Tenant and Tenant shall deposit any additional Excess TI Costs with Landlord in the same way that Tenant deposited the initial Excess TI Costs. If Tenant fails to pay, or is late in paying, any sum due to Landlord under this Work Letter, then Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent. All material and equipment furnished by Tenant or its contractors as the Additional Premises Tenant Improvements shall be new or “like new;” the Additional Premises Tenant Improvements shall be performed in a first-class, workmanlike manner; and the quality of the Additional Premises Tenant Improvements shall be of a nature and character not less than the building standard. Tenant shall take, and shall require its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Additional Premises Tenant Improvements, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage. All Additional Premises Tenant Improvements shall be performed in accordance with Article 17 of the Lease; provided that, notwithstanding anything in the Lease or this Work Letter to the contrary, in the event of a conflict between this Work Letter and Article 17 of the Lease, the terms of this Work Letter shall govern.

2.1. Work Plans. Tenant shall prepare and submit to Landlord for approval schematics covering each of the Additional Premises Tenant Improvements prepared in conformity with the applicable provisions of this Work Letter (the “Draft Schematic Plans”). The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request. Landlord shall notify Tenant in writing within ten (10) business days after receipt of the Draft Schematic Plans whether Landlord approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord reasonably objects to the Draft Schematic Plans, then Tenant shall revise the Draft Schematic Plans and cause Landlord’s objections to be remedied in the revised Draft Schematic Plans. Tenant shall then resubmit the revised Draft Schematic Plans to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed. Landlord’s approval of or objection to revised Draft Schematic Plans and Tenant’s correction of the same shall be in accordance with this Section until Landlord has approved the Draft Schematic Plans in writing or been deemed to have approved them. The iteration of the Draft Schematic Plans that is approved or deemed approved by Landlord without objection shall be referred to herein as the “Approved Schematic Plans.”

2.2. Construction Plans. Tenant shall prepare final plans and specifications for each of the Additional Premises Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below). As soon as such final plans and specifications (“Construction Plans”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. All such Construction Plans shall be submitted by Tenant to Landlord in electronic .pdf, CADD and full-size hard copy formats, and shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If the Construction Plans are disapproved by Landlord, then Landlord shall notify Tenant in writing of its objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans. Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such Construction Plans to all appropriate Governmental Authorities for approval. The Construction Plans so approved, and all change orders specifically permitted by this Work Letter, are referred to herein as the “Approved Plans.”

2.3. Changes to the Additional Premises Tenant Improvements. Any changes to the Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Work Letter.

(a) Change Request. Either Landlord or Tenant may request Changes after Landlord approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the

Change, (b) the party required to perform the Change and (c) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Additional Premises Tenant Improvements as a result of such Change. Change Requests shall be signed by the requesting party’s Authorized Representative.

(b) Approval of Changes. All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have five (5) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. The non-requesting party’s failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party.

2.4. Preparation of Estimates. Tenant shall, before proceeding with any Change, using its best efforts, prepare as soon as is reasonably practicable (but in no event more than five (5) business days after delivering a Change Request to Landlord or receipt of a Change Request) an estimate of the increased costs or savings that would result from such Change, as well as an estimate of such Change’s effects on the Schedule for the Additional Premises Tenant Improvements. Landlord shall have five (5) business days after receipt of such information from Tenant to (a) in the case of a Tenant-initiated Change Request, approve or reject such Change Request in writing, or (b) in the case of a Landlord-initiated Change Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-initiated Change Request.

2.5. Quality Control Program; Coordination. Tenant shall provide Landlord with information regarding the following (together, the “QCP”): (a) Tenant’s general contractor’s quality control program and (b) evidence of subsequent monitoring and action plans. The QCP shall be subject to Landlord’s reasonable review and approval and shall specifically address the Additional Premises Tenant Improvements. Tenant shall ensure that the QCP is regularly implemented on a scheduled basis and shall provide Landlord with reasonable prior notice and access to attend all inspections and meetings between Tenant and its general contractor. At the conclusion of each of the Additional Premises Tenant Improvements, Tenant shall deliver the quality control log to Landlord, which shall include all records of quality control meetings and testing and of inspections held in the field, including inspections relating to concrete, steel roofing, piping pressure testing and system commissioning.

3. Completion of Additional Premises Tenant Improvements. Tenant, at its sole cost and expense (except for the Additional Premises TI Allowance), shall perform and complete the Additional Premises Tenant Improvements in all respects (a) in substantial conformance with the Approved Plans, (b) otherwise in compliance with provisions of the Lease and this Work Letter and (c) in accordance with Applicable Laws, the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers (to the extent Landlord provides its insurance carriers’ requirements to Tenant within thirty days of the delivery of the Draft Schematic Plans by Tenant to Landlord) and the board of fire underwriters having jurisdiction over the Premises. The Additional Premises Tenant Improvements shall be deemed completed at such time as

Tenant shall furnish to Landlord (t) evidence satisfactory to Landlord that (i) the Additional Premises Tenant Improvements have been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion and the general contractor’s and each subcontractor’s and material supplier’s final unconditional waivers and releases of liens, each in a form acceptable to Landlord and complying with Applicable Laws, and a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor, together with a statutory notice of substantial completion from the general contractor), (ii) all Additional Premises Tenant Improvements have been accepted by Landlord, (iii) any and all liens related to the Additional Premises Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iv) no security interests relating to the Additional Premises Tenant Improvements are outstanding, (u) all certifications and approvals with respect to the Additional Premises Tenant Improvements that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the Premises (including a certificate of occupancy (or its substantial equivalent) for the Additional Premises for the Permitted Use), (v) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (w) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Additional Premises is in accordance with the Approved Plans, (x) complete “as built” drawing print sets, project specifications and shop drawings in hard copy format and electronic CADD files on disc (showing the Additional Premises Tenant Improvements as an overlay on the Building “as built” plans (provided that Landlord provides the Building “as-built” plans provided to Tenant) of all contract documents for work performed by their architect and engineers in relation to the Additional Premises Tenant Improvements, (y) a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems (which report Landlord may hire a licensed, qualified commissioning agent to peer review, and whose reasonable recommendations Tenant’s commissioning agent shall perform and incorporate into a revised report) and (z) such other “close out” materials as Landlord reasonably requests consistent with Landlord’s own requirements for its contractors, such as copies of manufacturers’ warranties, operation and maintenance manuals and the like.

4. Insurance.

4.1. Property Insurance. At all times during the period beginning with commencement of construction of the Additional Premises Tenant Improvements and ending with final completion of the Additional Premises Tenant Improvements, Tenant shall maintain, or cause to be maintained (in addition to the insurance required of Tenant pursuant to the Lease), property insurance insuring Landlord and the Landlord Parties, as their interests may appear. Such policy shall, on a completed replacement cost basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Additional Premises Tenant Improvements and the general contractor’s and any subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, the Additional Premises Tenant Improvements or any temporary structures on the Premises, or is adjacent thereto; provided that, for the avoidance of doubt, insurance coverage with respect to the general contractor’s and any subcontractors’ machinery, tools and equipment shall be carried on a primary basis by such general contractor or the applicable subcontractor(s). Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance.

4.2. Workers’ Compensation Insurance. At all times during the period of construction of the Additional Premises Tenant Improvements, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by Applicable Laws.

4.3. Waivers of Subrogation. Any insurance provided pursuant to this Article shall waive subrogation against the Landlord Parties and Tenant shall hold harmless and indemnify the Landlord Parties for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers.

5. Liability. Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, agents and invitees, and for any and all damages to property arising from or arising from any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees, agents and invitees in the prosecution of the Additional Premises Tenant Improvements. Tenant agrees to Indemnify the Landlord Indemnitees from and against all Claims due to, because of or arising from any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such Claims; provided, however, that nothing contained in this Work Letter shall be deemed to Indemnify Landlord from or against liability to the extent directly arising from Landlord’s negligence or willful misconduct. Any deficiency in design or construction of the Additional Premises Tenant Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.

6. TI Allowance.

6.1. Application of TI Allowance. Landlord shall contribute the Additional Premises TI Allowance toward the costs and expenses incurred in connection with the performance of the Additional Premises Tenant Improvements, in accordance with Section 5 of the Second Amendment. If the entire Additional Premises TI Allowance is not applied toward or reserved for the costs of the Additional Premises Tenant Improvements, then Tenant shall not be entitled to a credit of such unused portion of the Additional Premises TI Allowance. Tenant may apply the Additional Premises TI Allowance for the payment of construction and other costs in accordance with the terms and provisions of the Second Amendment.

6.2. Approval of Budget for Additional Premises Tenant Improvements. Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Lease, Landlord shall not have any obligation to expend any portion of the Additional Premises TI Allowance until Landlord and Tenant shall have approved in writing the budget for each of the Additional Premises Tenant Improvements (the “Approved Budget”). Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Additional Premises Tenant Improvements as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Additional Premises Tenant Improvements that exceed the amount of the Additional Premises TI Allowance. Landlord shall not unreasonably withhold, condition or delay its approval of any budget for Additional Premises Tenant Improvements that is proposed by Tenant. Landlord’s failure to respond to any request by Tenant for Landlord’s approval of any budget within such ten (10) business day period shall be deemed approval by Landlord.

6.3. Fund Requests. Upon submission by Tenant to Landlord as of or prior to the Additional Premises TI Deadline of (a) a statement (a “Fund Request”) setting forth the total amount of the Additional Premises TI Allowance requested, (b) a summary of the Additional Premises Tenant Improvements performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, (c) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the Additional Premises TI Allowance then being requested, and (d) except with respect to the final Fund Request (for which a final, unconditional lien release shall be required), conditional lien releases from the general contractor and each subcontractor and material supplier with respect to the Additional Premises Tenant Improvements performed that correspond to the Fund Request each in a form acceptable to Landlord and complying with Applicable Laws, then Landlord shall, within thirty (30) days following receipt by Landlord of a Fund Request and the accompanying materials required by this Section, pay to (as elected by Landlord) the applicable contractors, subcontractors and material suppliers or Tenant (for reimbursement for payments made by Tenant to such contractors, subcontractors or material suppliers either prior to Landlord’s approval of the Approved TI Budget or as a result of Tenant’s decision to pay for the Additional Premises Tenant Improvements itself and later seek reimbursement from Landlord in the form of one lump sum payment in accordance with the Lease and this Work Letter), the amount of Tenant Improvement costs set forth in such Fund Request or Landlord’s pari passu share thereof if Excess TI Costs exist based on the Approved Budget; provided, however, that Landlord shall not be obligated to make any payments under this Section until the budget for the Additional Premises Tenant Improvements is approved in accordance with Section 6.2, and any Fund Request under this Section shall be submitted as of or prior to the Additional Premises TI Deadline and shall be subject to the payment limits set forth in Section 6.2 above, and Section 5 of the Second Amendment. Notwithstanding anything in this Section to the contrary, Tenant shall not submit a Fund Request after the Additional Premises TI Deadline or more often than every thirty (30) days. Any additional Fund Requests submitted by Tenant after the Additional Premises TI Deadline or more often than every thirty (30) days shall be void and of no force or effect.

6.4. Accrual Information. In addition to the other requirements of this Section 6, Tenant shall, no later than the second (2nd) business day of each month until the Additional Premises Tenant Improvements are complete, provide Landlord with an estimate of the following, with respect to the Additional Premises Tenant Improvements: (a) the percentage of design and other soft cost work that has been completed, (b) design and other soft costs spent through the end of the previous month, both from commencement of the Additional Premises Tenant Improvements and solely for the previous month, (c) the percentage of construction and other hard cost work that has been completed, (d) construction and other hard costs spent through the end of the previous month, both from commencement of the Additional Premises Tenant Improvements and solely for the previous month, and (e) the date of Substantial Completion of the Additional Premises Tenant Improvements.

7. Miscellaneous.

7.1. Incorporation of Lease Provisions. Sections 40.3 through 40.19 of the Lease are incorporated into this Work Letter by reference, and shall apply to this Work Letter in the same way that they apply to the Lease.

7.2. General. Except as otherwise set forth in the Lease or this Work Letter, this Work Letter shall not apply to improvements performed in any additional premises added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise; or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Term, whether by any options under the Lease or otherwise, unless the Lease or any amendment or supplement to the Lease expressly provides that such additional premises are to be delivered to Tenant in the same condition as the initial Premises.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter as a sealed Massachusetts instrument as of the date and year first above written.

LANDLORD:

BMR-HAMPSHIRE LLC,
a Delaware limited liability company

By:
Name:
Title:

TENANT:

SURFACE ONCOLOGY, INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT B-1

TENANT WORK INSURANCE SCHEDULE

Tenant shall be responsible for requiring all of Tenant contractors doing construction or renovation work to purchase and maintain such insurance as shall protect it from the claims set forth below which may arise out of or result from any Tenant Work whether such Tenant Work is completed by Tenant or by any Tenant contractors or by any person directly or indirectly employed by Tenant or any Tenant contractors, or by any person for whose acts Tenant or any Tenant contractors may be liable:

1. Claims under workers’ compensation, disability benefit and other similar employee benefit acts which are applicable to the Tenant Work to be performed.

2. Claims for damages because of bodily injury, occupational sickness or disease, or death of employees under any applicable employer’s liability law.

3. Claims for damages because of bodily injury, or death of any person other than Tenant’s or any Tenant contractors’ employees.

4. Claims for damages insured by usual personal injury liability coverage which are sustained (a) by any person as a result of an offense directly or indirectly related to the employment of such person by Tenant or any Tenant contractors or (b) by any other person.

5. Claims for damages, other than to the Tenant Work itself, because of injury to or destruction of tangible property, including loss of use therefrom.

6. Claims for damages because of bodily injury or death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicle.

Tenant contractors’ Commercial General Liability Insurance shall include premises/operations (including explosion, collapse and underground coverage if such Tenant Work involves any underground work), elevators, independent contractors, products and completed operations, and blanket contractual liability on all written contracts, all including broad form property damage coverage.

Tenant contractors’ Commercial General, Automobile, Employers and Umbrella Liability Insurance shall be written for not less than limits of liability as follows:

a.	Commercial General Liability:	Commercially reasonable amounts, but
in any event no less than $1,000,000 per
	Bodily Injury and Property	occurrence and $2,000,000 general
	Damage	aggregate, with $2,000,000 products and
completed operations aggregate.

b.	Commercial Automobile Liability:	$1,000,000 per accident
Bodily Injury and Property
Damage

B-1

c.	Employer’s Liability:

	Each Accident	$500,000
	Disease – Policy Limit	$500,000
	Disease – Each Employee	$500,000

d.	Umbrella Liability:	Commercially reasonable amounts (excess of coverages a, b and c above), but in any event no less than $5,000,000 per occurrence / aggregate.
	Bodily Injury and Property Damage

All subcontractors for Tenant contractors shall carry the same coverages and limits as specified above, unless different limits are reasonably approved by Landlord. The foregoing policies shall contain a provision that coverages afforded under the policies shall not be canceled or not renewed until at least thirty (30) days’ prior written notice has been given to the Landlord, except in the event of cancellation for non-payment of premium, whereby ten (10) days’ prior notice will be provided. Certificates of insurance including required endorsements showing such coverages to be in force shall be filed with Landlord prior to the commencement of any Tenant Work and prior to each renewal. Coverage for completed operations must be maintained for the lesser of ten (10) years and the applicable statue of repose following completion of the Tenant Work, and certificates evidencing this coverage must be provided to Landlord. The minimum A.M. Best’s rating of each insurer shall be A- VII. Landlord and Landlord Parties shall be named as an additional insureds under Tenant contractors’ Commercial General Liability, Commercial Automobile Liability and Umbrella Liability Insurance policies as respects liability arising from work or operations performed, or ownership, maintenance or use of any autos, by or on behalf of such contractors. Each contractor and its insurers shall provide waivers of subrogation with respect to any claims covered or that should have been covered by valid and collectible workers’ compensation or employer’s liability insurance, including any deductibles or self-insurance maintained thereunder.

If any contractor’s work involves the handling or removal of asbestos (as determined by Landlord in its sole and absolute discretion), such contractor shall also carry Pollution Legal Liability insurance. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage, including physical injury to or destruction of tangible property (including the resulting loss of use thereof), clean-up costs and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the Term Commencement Date, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage shall be maintained with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate.

B-2

EXHIBIT C

ACKNOWLEDGEMENT OF ADDITIONAL PREMISES COMMENCEMENT DATE

THIS ACKNOWLEDGEMENT OF ADDITIONAL PREMISES COMMENCEMENT DATE AND TERM EXPIRATION DATE is entered into as of [                    ], 20[    ], with reference to that certain Lease dated as of May 13, 2016, as amended by that certain First Amendment to Lease dated as of February 28, 2017, and that certain Second Amendment to Lease dated as of [                    ], 2018 (the “Second Amendment”) (collectively, and as the same may have been heretofore further amended, amended and restated, supplemented or modified from time to time, the “Lease”), by SURFACE ONCOLOGY, INC., a Delaware corporation (“Tenant”), in favor of BMR-HAMPSHIRE STREET LLC, a Delaware limited liability company (“Landlord”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease.

Tenant hereby confirms the following:

1. Tenant accepted possession of the Additional Premises for construction of improvements or the installation of personal or other property on [                    ], 20[    ], and for use in accordance with the Permitted Use on [                    ], 20[    ].

2. The Additional Premises are in good order, condition and repair.

3. All conditions of the Second Amendment to be performed by Landlord as a condition to the full effectiveness of the Second Amendment have been satisfied, and Landlord has fulfilled all of its duties in the nature of inducements offered to Tenant to lease the Additional Premises.

4. In accordance with the provisions of Section 5(b) of the Second Amendment, the Additional Premises Commencement Date is [                    ], 20[    ].

5. The Lease is in full force and effect, and the same represents the entire agreement between Landlord and Tenant concerning the Premises[, except [                    ]].

6. Tenant has no existing defenses against the enforcement of the Lease by Landlord, and there exist no offsets or credits against Rent owed or to be owed by Tenant.

7. The undersigned Tenant has not made any prior assignment, transfer, hypothecation or pledge of the Lease or of the rents thereunder or sublease of the Additional Premises or any portion thereof.

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C-1

IN WITNESS WHEREOF, Tenant has executed this Acknowledgment of Additional Premises Commencement Date as of the date first written above.

TENANT:

SURFACE ONCOLOGY, INC., a Delaware corporation

By:
Name:
Title:

C-1

EXHIBIT D

ACKNOWLEDGEMENT OF ADDITIONAL PREMISES RENT COMMENCEMENT

DATE AND TERM EXPIRATION DATE

THIS ACKNOWLEDGEMENT OF ADDITIONAL PREMISES RENT COMMENCEMENT DATE AND TERM EXPIRATION DATE is entered into as of [                    ], 20[    ], with reference to that certain Lease dated as of May 13, 2016, as amended by that certain First Amendment to Lease dated as of February 28, 2017, and that certain Second Amendment to Lease dated as of [                    ], 2018 (the “Second Amendment”) (collectively, and as the same may have been heretofore further amended, amended and restated, supplemented or modified from time to time, the “Lease”), by SURFACE ONCOLOGY, INC., a Delaware corporation (“Tenant”), in favor of BMR-HAMPSHIRE STREET LLC, a Delaware limited liability company (“Landlord”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease.

Tenant hereby confirms the following:

1. Unless the Lease is terminated prior to the Term Expiration Date pursuant to its terms, the Term Expiration Date shall be [                    ], 20[    ].

2. The Lease is in full force and effect, and the same represents the entire agreement between Landlord and Tenant concerning the Premises[, except [                    ]].

3. Tenant has no existing defenses against the enforcement of the Lease by Landlord, and there exist no offsets or credits against Rent owed or to be owed by Tenant.

4. The obligation to pay Rent is presently in effect and all Rent obligations on the part of Tenant under the Lease commenced to accrue on [                    ], 20[    ], with Base Rent for the Additional Premises payable on the dates and amounts set forth in the chart below:

Dates	Approximate Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
[ ]/[ ]/[ ]-[ ]/[ ]/[ ]	33,529	$71.00	$198,379.92	$2,380,559
[ ]/[ ]/[ ]-[ ]/[ ]/[ ]	33,529	$72.00	$201,174	$2,414,088
[ ]/[ ]/[ ]-[ ]/[ ]/[ ]	33,529	$73.00	$203,968.08	$2,447,617
[ ]/[ ]/[ ]-[ ]/[ ]/[ ]	33,529	$74.00	$206,762.17	$2,481,146
[ ]/[ ]/[ ]-[ ]/[ ]/[ ]	33,529	$75.00	$209,556.25	$2,514,675

D-1

[ ]/[ ]/[ ]-[ ]/[ ]/[ ]	33,529	$76.00	$212,350.33	$2,548,204
[ ]/[ ]/[ ]-[ ]/[ ]/[ ]	33,529	$77.00	$215,144.42	$2,581,733
[ ]/[ ]/[ ]-[ ]/[ ]/[ ]	33,529	$78.00	$217,938.50	$2,615,262
[ ]/[ ]/[ ]-[ ]/[ ]/[ ]	33,529	$79.00	$220,732.58	$2,648,791
[ ]/[ ]/[ ]-[ ]/[ ]/[ ]	33,529	$80.00	$223,526.67	$2,682,320

5. The undersigned Tenant has not made any prior assignment, transfer, hypothecation or pledge of the Lease or of the rents thereunder or sublease of the Additional Premises or any portion thereof.

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D-2

IN WITNESS WHEREOF, Tenant has executed this Acknowledgment of Rent Commencement Date and Term Expiration Date as of the date first written above.

TENANT:

SURFACE ONCOLOGY, INC., a Delaware corporation

By:
Name:
Title:

D-3